EXHIBIT 99.3

                                 PROXYMED, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998

                                          WPJ, INC.(D/B/A
                                         INTEGRATED MEDICAL            PRO FORMA ADJUSTMENTS  PRO FORMA
                          PROXYMED, INC.    SYSTEMS)(B)        TOTAL     #         DR. (CR.)  COMBINED
                          -------------- ------------------ ---------- ---------------------  ---------
Net sales                     $4,847,916     $1,071,840     $5,919,756                        $5,919,756

Costs and expenses:
  Cost of sales                1,769,854        379,999      2,149,853                         2,149,853
  Selling, general and
    administrative
    expenses                   4,148,048        604,627      4,752,675                         4,752,675
  Depreciation and
    amortization                 630,673         24,232        654,905   (2)    2,164,759      2,819,664
                              ----------      ---------     ----------                        ----------
                               6,548,575      1,008,858      7,557,433                         9,722,192
                              ----------      ---------     ----------                        ----------
    Operating income
      (loss)                  (1,700,659)        62,982     (1,637,677)                       (3,802,436)

Other income (expense):
  Interest, net                  (11,958)        (4,551)       (16,509)                          (16,509)
                              ----------      ---------     ----------                        ----------
    Income (loss) before
      income taxes            (1,712,617)        58,431     (1,654,186)                       (3,818,945)

Income tax expense                     0         (1,084)        (1,084)  (1)      (1,084)              0
                              ----------      ---------     ----------                        ----------

    Net income (loss)
      applicable to common
      shareholders           ($1,712,617)       $57,347    ($1,655,270)                      ($3,818,945)
                              ==========      =========     ==========                        ==========
Weighted average common
  shares outstanding          11,858,345                                                      14,653,597(c)
                              ==========                                                      ==========
Basic and diluted loss
  per share of common
  stock                           ($0.14)                                                         ($0.26)
                              ==========                                                      ==========
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(1)      To eliminate income tax expense of WPJ, Inc. due to ProxyMed's net operating loss carryforwards.

(2) To record amortization over 3 years of capitalized software, goodwill and other intangible assets related to the acquisition of WPJ, Inc.

(a) This column is derived from the unaudited consolidated financial statements of ProxyMed, Inc. and subsidiaries for the three months ended March 31, 1998.

(b) This column is derived from the unaudited financial statements of WPJ, Inc. for the three months ended March 31, 1998.

(c) Pro Forma weighted average shares includes the following shares as if they were outstanding since the beginning of 1998: 481,836 shares issued in the acquisition of WPJ, Inc., and 2,313,416 shares sold in a private placement on May 19, 1998 and June 1, 1998, primarily for the purpose of acquiring WPJ, Inc.